Exhibit 10.12

Aspen University Inc.
224 W. 30th Street, Suite 604
New York, NY 10001

March 8, 2012

To the persons listed on Schedule A

Re: Pledge Agreement

Dear Sirs:

This letter agreement (this “Agreement”) relates to that certain pledge agreement (the “Pledge Agreement”) dated September 16, 2011 by and between Aspen University Inc., a Delaware corporation (the “Company”), and Higher Education Management Group, Inc., a Nevada corporation (“HEMG”), whereby HEMG pledged 772,793 shares of Series C preferred stock of the Company to the Company in order to secure repayment of those certain obligations in the aggregate amount of $772,793 (the “Obligation”) pursuant to those certain marketing agreements dated March 30, 2008 and December 1, 2008 by and between the Company and HEMG.

This Agreement documents your grant to the Company of a security interest in a number of shares of common stock of the Company set forth opposite your name on Schedule A (the “Pledged Shares”) as collateral security for the repayment of the Obligations. The terms and conditions of such pledge shall be governed by the same terms and conditions provided for in the Pledge Agreement, as it may be amended from time to time.

Nothing contained in this Agreement shall be deemed to imply that you are personally guaranteeing the Obligation or are personally liable for the Obligation, except to the extent of your Pledged Shares, as reflected on Schedule A.

If the foregoing is acceptable to you, please sign in the place indicated below and return an executed copy to us.

Sincerely,

/s/ David Garrity
David Garrity Chief Financial Officer

March 8, 2012

AGREED AND ACCEPTED:

/s/ Michael Mathews
Michael Mathews

SCHEDULE A

Name	Number of Pledged Shares

Michael Mathews	117,943

TOTAL	117,943